EXHIBIT 10.1
EXECUTION COPY

LOAN AGREEMENT
Dated as of June 29, 2007
between
PGRT ESH, INC.,
as Borrower,
and
CITICORP USA, INC.,
as Lender

i

ii

LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of June 29, 2007 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between CITICORP USA, INC., a Delaware corporation having an address at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078 (“Lender”), and PGRT ESH, INC., a Delaware corporation, having its principal place of business at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 (“Borrower”).
WITNESSETH:
WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).
NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1 Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Adjusted Base Rate” shall mean an interest rate per annum equal to one and one-half of one percent (1.50%) above the Base Rate in effect from time to time.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
“Agreement” shall have the meaning set forth in the introductory paragraph hereto.
“Applicable Interest Rate” shall mean for each Interest Period through and including the date on which the Debt is paid in full, an interest rate per annum equal to (i) the Eurodollar Rate, or (ii) the Adjusted Base Rate, as Borrower may elect from time to time.
“Applicable Law” shall mean collectively all existing and future federal, state and local laws, orders, ordinances, governmental rules and regulations and court orders.
“Appraised Value” shall mean the value of a real estate interest, determined by a member of the Appraisal Institute in accordance with the Financial Institutions Recovery, Reform and Enforcement Act of 1989, as amended, and as it may be further amended from time to time, and any successor statutes thereto.

“Bankruptcy Code” shall mean Title 11 U.S.C. § 101 et seq., and the regulations adopted and promulgated pursuant thereto (as the same may be amended from time to time).
“Base Rate” shall mean, on a particular date, a rate per annum equal at all times to the rate of interest announced publicly by Citibank in New York, from time to time, as Citibank’s base rate.
“BHAC” shall mean BHAC Capital IV, L.L.C., a Delaware limited liability company.
“Blocked Account” shall have the meaning set forth in Section 3.1 hereof.
“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“Borrower Control Agreement” shall have the meaning set forth in Section 9.1(a)(ii) hereof.
“Borrower Pledge Agreement” shall mean that certain Pledge Agreement together with all exhibits attached thereto dated as of the date hereof, executed and delivered by Borrower to Lender as security for the Loan covering the Units, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Breakage Costs” shall have the meaning set forth in Section 2.2.3(d) hereof.
“Business Day” shall mean any day (i) other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business, and (ii) on which banks are open for dealing in foreign currency and exchange in London, England.
“Cap Rate Value” shall mean the present value, determined by applying a discount rate of 7% per annum, of the Net Operating Income of a Person related to a real property interest.
“Citibank” shall mean Citibank, N.A., a national banking association.
“Closing Date” shall mean the date of the funding of the Loan.
“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and all applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
“Collateral” shall mean (i) the Collateral as defined in the Pledge Agreements and the Mortgages, including, without limitation, the Specified Equity Interests, the Specified Debt and the Specified Real Property Interests and (ii) any and all other collateral, including, without limitation, the Initial Collateral, for the Loan granted under the Loan Documents.
“Collateral Entity” or “Collateral Entities” shall mean each of Borrower, the Guarantors and their respective Affiliates, individually or collectively, as the context requires, that directly or indirectly owns (i) any legal or beneficial interest in any of Prime Retail Outlets, Prime Office Chicago or Extended Stay of America Hotels or (ii) any loan or other obligation, secured or unsecured, payable by any of Prime Retail Outlets, Prime Office Chicago and Extended Stay of America Hotels or any of their respective Affiliates (other than the PGRT Entities).

“Collateral Proceeds” shall mean all dividends, distributions or other payments or disbursements made or required to be made on account of or under, and all net proceeds of sale, lease, refinancing or other disposition of, the Specified Equity Interests, the Specified Real Property Interests or the Specified Debt.
“Collateral Value” shall mean, at any time commencing 150 days after June 11, 2007, the value at such time of all of the Specified Equity Interests, the Specified Debt and the Specified Real Property Interests, as determined by Lender in its reasonable discretion, without duplication, based on, (i) in the case of Specified Real Property Interests or Specified Equity Interests, the Appraised Value or the Cap Rate Value, as Lender may select at its option, of such Interest (which in the case of a Specified Equity Interest, shall be determined by reference to the real estate interest owned indirectly by the applicable Collateral Entity) less (A) all Indebtedness secured by such Specified Real Property Interest or, in the case of a Specified Equity Interest, the real estate interest owned indirectly by the applicable Collateral Entity (other than Indebtedness that is secured by such real property interest on a basis junior to any lien thereon in favor of Lender), less (B) in the case of determining the value of a Specified Equity Interest, the value of any equity interests entitled to dividends or other distributions with a payment preference over dividends or distributions payable on account of such Specified Equity Interest (and, in the case of a Specified Equity Interest, reduced to the percentage of such value equal to the percentage of the applicable Collateral Entity’s indirect ownership interest in such real estate), or (ii) in the case of Specified Debt, the principal amount thereof less an adjustment applied by Lender in its commercially reasonable discretion to the extent that Lender believes that such principal amount is not reasonably likely to be repaid in full, provided that, for purposes hereof, the aggregate Collateral Value of all Specified Equity Interests in, and all Specified Debt and Specified Real Property Interests owned by, Extended Stay of America Hotels and its Affiliates shall not be deemed to exceed $100,000,000 at any time.
“Control” (and the correlative terms “controlled by” and “controlling”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of the business and affairs of the entity in question by reason of the ownership of beneficial interests, by contract or otherwise.
“Control Agreement” shall mean an agreement, in form and substance satisfactory to Lender, among Citibank, Lender and one or more Collateral Entities governing the deposits to and disbursements from a Deposit Account, which shall provide that (i) so long as no Event of Default has occurred and is continuing, Citibank shall (A) disburse from such Deposit Account all amounts required from time to time to pay Indebtedness secured by first mortgages on real property of Prime Retail Outlets, Prime Office Chicago or Extended Stay of America Hotels or any of their Affiliates, but only to the extent that such Deposit Account contains Collateral Proceeds relating to such real property, (B) establish, and re-establish, on a monthly basis, reserves from such Deposit Account for the payment of such Indebtedness as Lender shall determine in its reasonable discretion (to the extent such reserves are not then held by the holders of such first mortgages), (C) pay from such Deposit Account all amounts of interest due and payable on account of the Obligations from time to time under Section 2.2 hereof and (D) transfer, on a monthly basis, all surplus amounts to one or more other deposit accounts as such Collateral Entity or Collateral Entities direct and (ii) at any time that an Event of Default has occurred and is continuing, Lender may apply all amounts in such Deposit Account to such of the Obligations and in such order as Lender may elect in its sole and absolute discretion.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreements, the Mortgages or any other Loan Document.
“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Applicable Interest Rate plus all additional interest payable under Section 2.2.7 hereof.
“Deposit Account” shall mean, collectively, a deposit account maintained by Citibank for the benefit of Lender, as secured party of a Collateral Entity, and all sub-accounts and ancillary accounts established and maintained in connection therewith.
“DL-DW” shall have the meaning set forth in Section 9.1(a)(xvi) hereof.
“Dollars” shall mean U.S. dollars or any other lawful currency of the United States.
“Embargoed Person” shall have the meaning set forth in Section 4.1.24 hereof.
“Eurodollar Rate” shall mean with respect to any Interest Period, an interest rate per annum equal to LIBOR plus four percent (4.00%) per annum.
“Event of Default” shall have the meaning set forth in Section 6.1(a) hereof.
“Executive Order” shall have the meaning set forth in the definition of “Prohibited Person” in this Section 1.1.
“Exit Fee” shall have the meaning set forth in Section 2.2.9 hereof.
“Extended Stay of America Hotels” shall mean, collectively, BHAC and BRV/Homestead Village L.L.C., a Delaware limited liability company.
“First Mortgage Intercreditor Agreements” shall mean one or more intercreditor agreements with the holder(s) of first mortgages in respect of the Specified Real Property Interests containing, among other things, the consent of such holder(s) to the grant to Lender of a Mortgage thereon junior to such first mortgages, in form and substance satisfactory to Lender and otherwise consistent with industry practice, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during the term of the Loan.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
“Governmental Authority” shall mean any court, board, agency, commission, office, central bank or other authority of any nature whatsoever for any governmental unit (federal, State, county, district, municipal, city, country or otherwise) or quasi-governmental unit whether now or hereafter in existence.
“Guarantors” shall mean, collectively, David Lichtenstein, an individual residing at 5 Grand Park Drive, Monsey, New York 10952, and Lightstone, and “Guarantor” shall mean either of them individually.
“Guaranty” shall mean, individually, a Continuing Guaranty dated as of the date hereof from a Guarantor to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, and “Guaranties” shall mean both such Continuing Guaranties collectively.
“Immediate Family” shall have the meaning set forth in the definition of “Qualified Lichtenstein Entity” in this Section 1.1.
“Indebtedness” means, with respect to any Person, as of the date of determination thereof (without duplication of the same obligation under any other clause hereof), (i) all obligations of such Person for borrowed money of any kind or nature, whether senior or subordinated, including funded and unfunded debt, whether or not evidenced by a promissory note or other instrument, (ii) all obligations of such Person under or in respect of any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging agreement, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable under normal trade terms and accrued expenses and which are incurred in the ordinary course of business that are not overdue for a period greater than six months or that are contested in good faith by appropriate proceedings), (iv) all obligations of such Person to acquire or for the acquisition or use of any fixed asset, including capitalized lease obligations (other than, in any such case, any portion thereof representing interest or deemed interest or payments in respect of taxes, insurance, maintenance or service), or improvements which are payable over a period longer than one year, regardless of the term thereof or the Person or Persons to whom the same are payable, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right to be secured) a Lien on any asset of such Person whether or not the Indebtedness is assumed by such Person, (vi) all Indebtedness of others to the extent guaranteed by such Person, (vii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreements in the event of default are limited to repossession or sale of such property), and (viii) all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, surety bonds, performance bonds or similar instruments issued or accepted by banks or other financial institutions for the account of such Person, whether or not matured.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.13(b) hereof.
“Indemnified Party” shall mean each of Lender and any Affiliate of Lender who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan, any Person in whose name any encumbrance created by any Pledge Agreement or Mortgage is or will have been recorded, Persons who may hold or acquire or will have held a full or partial interest in the Loan (as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, Affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Collateral, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).
“Initial Collateral” means, collectively, the Collateral under and as defined in the Borrower Control Agreement, including, without limitation, the Blocked Account and proceeds thereof, and the Collateral under and as defined in the Borrower Pledge Agreement, including, without limitation, the Units and proceeds thereof, but not including distributions made in accordance with Section 5.2.7 herein.
“Interest Period” shall mean the period commencing on the date of the making of the Loan and ending one, two or three months thereafter as Borrower may elect, and each subsequent period of one, two or three months commencing on the last day of the preceding Interest Period, as Borrower may elect; provided, however, that (i) Borrower may not select any Interest Period that ends after the Maturity Date; (ii) whenever the last day of an Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, except that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the next preceding Business Day; and (iii) if there is no corresponding date of the month that is one, two or three months, as the case may be, after the first day of an Interest Period, such Interest Period shall end on the last Business Day of such first, second or third month, as the case may be.
“Interest Shortfall” shall have the meaning set forth in Section 2.3.1(b) hereof.
“Investor” shall have the meaning set forth in Section 5.1.7(f) hereof.
“Legal Requirements” shall mean all federal, State, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities of the United States of America (or political subdivision thereof) affecting the Collateral or any part thereof, or the zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Collateral or any part thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
“LIBOR” shall mean the rate per annum calculated as set forth below. With respect to each Interest Period, LIBOR shall mean the rate for deposits in Dollars, for a period equal to such Interest Period, which appears on the Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time, on the related LIBOR Determination Date. If such rate does not appear on Dow Jones Market Service Page 3750, LIBOR for that Interest Period shall be determined on the basis of the rates at which deposits in Dollars are offered by any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation of such rates at approximately 11:00 a.m., London time, on the related LIBOR Determination Date to prime banks in the London interbank market for a period equal to such Interest Period, commencing on the first day of such Interest Period and in an amount that is representative for a single such transaction in the relevant market at the relevant time. Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide a quotation of such rates, as offered by each such bank. If at least two such quotations are provided, LIBOR for that Interest Period shall be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, LIBOR for that Interest Period shall be the arithmetic mean of the rates quoted by major banks in New York City selected by Lender, at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date with respect to such Interest Period for loans in Dollars to leading European banks for a period equal to such Interest Period, commencing on the first day of such Interest Period and in an amount that is representative for a single transaction in the relevant market at the relevant time. Lender shall determine LIBOR for each Interest Period and the determination of LIBOR by Lender shall be binding upon Borrower absent manifest error.
“LIBOR Determination Date” shall mean two (2) Business Days before the commencement of each Interest Period.
“Lichtenstein Credit Agreement” shall have the meaning set forth in Section 6.1(a)(xvi)(A)(III) hereof.
“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Collateral, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
“Lightstone” shall mean Lightstone Holdings LLC, a Delaware limited liability company.
“Loan” shall mean the loan in the principal amount of $120,000,000 made by Lender to Borrower pursuant to this Agreement.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreements, the Mortgages, the Borrower Control Agreement, the Control Agreements, the First Mortgage Intercreditor Agreements, the Guaranties and all other documents executed from time to time in connection with the Loan.

“Loan Party” shall mean, individually or collectively, as the context requires, Borrower, each Guarantor and each Collateral Entity.
“Lockbox Arrangement” shall mean that (i) one or more deposit accounts have been established with Citibank and that each Collateral Entity has entered into a Control Agreement with Lender and Citibank providing for the payment to a Deposit Account of (A) all proceeds attributable to the Net Operating Income of any and all Specified Real Property Interests less the amount of all principal and interest required to be paid on account of, and all reserves required to be established in respect of, the Indebtedness secured by senior Mortgages on the Specified Real Property Interests and (B) all Collateral Proceeds and (ii) the Collateral Entities have instructed all managers, general partners and other Persons responsible for the payment of Collateral Proceeds to make such payments to a Deposit Account.
“Market Rate” shall have the meaning set forth in Section 2.3.1 hereof.
“Material Adverse Effect” means (i) a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of a Loan Party, (ii) the impairment of (A) a Loan Party’s ability to perform its obligations under the Loan Documents to which it is a party or (B) the ability of Lender to enforce the Obligations or realize upon the Collateral or (iii) a material adverse effect on the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral.
“Maturity Date” shall mean June 10, 2008 or such other date on which the final payment of the principal of the Note becomes due and payable as in the Note or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the other Loan Documents, under the laws of such State or States whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Mortgage” shall mean a mortgage, deed of trust or other security instrument, in form and substance satisfactory to Lender, by Prime Retail Outlets, Prime Office Chicago or Extended Stay of America Hotels or any of their respective Affiliates granting to Lender a mortgage, security interest or other lien on or in any Specified Real Property Interest, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Net Operating Income” shall mean (i) the gross income of any Specified Real Property Interest determined as of the end of any month, for the consecutive twelve-month period then ended, less (ii) (A) all reasonable management fees, (B) all operating expenses and (C) all real estate taxes, in each case paid or payable by the owner of such Specified Real Property Interest during such twelve-month period.
“Note” shall mean that certain promissory note of even date herewith in the original principal amount of One Hundred Twenty Million and 00/100 Dollars ($120,000,000) made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” means and includes the Loan and all other debts, including, without limitation, the Debt, liabilities, obligations, covenants and duties owing by Borrower and the other Loan Parties to Lender of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, which may arise under, out of, or in connection with, this Agreement, the Note, the other Loan Documents or any other agreement executed in connection herewith or therewith, whether or not for the payment of money, whether arising by reason of an extension of credit, opening, guaranteeing or confirming of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, purchase, discount or otherwise), whether absolute or contingent, due or to become due, and however acquired. The term includes, without limitation, all interest (including interest accruing on or after a bankruptcy or other insolvency event, whether or not such interest constitutes an allowed claim), charges, expenses, commitment, facility, closing and collateral management fees, letter of credit fees, attorneys’ fees, and any other sum properly chargeable to any of the Loan Parties under this Agreement, the Note, the other Loan Documents or any other agreement executed in connection herewith or therewith.
“Other Required Pledge Conditions” shall mean (i) the delivery to Lender of (A) evidence that the security interest granted by a Collateral Entity to Lender is subject to no liens other than those disclosed in writing to Lender before Lender’s receipt of such security interest, (B) in the case of a Specified Equity Interest, (I) all certificates representing such Specified Equity Interest and undated transfer powers therefor, duly executed in blank, or, if such Specified Equity Interest is not represented by any certificate, an acknowledgement of the issuer of such Interest confirming, among other things, that Lender’s security interest therein has been registered in the books and records of such issuer, that such security interest does not violate any of such issuer’s organizational documents and that such issuer will follow Lender’s instructions with respect to Collateral Proceeds of such Specified Equity Interest and (II) an Eagle 9 or UCC Plus (or equivalent) title insurance policy with a mezzanine endorsement from a title company reasonably acceptable to Lender with policy coverage satisfactory to Lender in accordance with general mezzanine lending standards in New York City, or, alternatively, an assignment of the proceeds of the title policy insuring the owner’s title to the underlying real property interest related to such Specified Equity Interest including, without limitation, an irrevocable direction of the policy owner to the insurer to pay such proceeds to Lender, (C) in the case of Specified Debt, all instruments evidencing such Debt and undated transfer powers therefor, duly executed in blank, (D) in the case of a Specified Real Property Interest, (I) evidence of the recording of the applicable Mortgage with all offices that Lender deems necessary or desirable to perfect and protect the lien created thereby, (II) evidence that such lien is subject to no liens other than those disclosed in writing to Lender before Lender’s receipt of such Mortgage, (III) a mortgagee’s title policy (v) in an amount satisfactory to Lender, (w) insuring that such Mortgage creates a valid lien on such Specified Real Property Interest free and clear of all liens other than those previously disclosed in writing to Lender, (x) naming Lender as the insured thereunder, (y) in the form of ALTA Loan Policy — 1992 and (z) containing such endorsements and effective coverage as Lender may reasonably request, together with evidence that all premiums in respect of such policy have been paid by or on behalf of the owner of such Specified Real Property Interest, (IV) a survey of the applicable real property, certified within ninety (90) days before Lender’s receipt of such Mortgage by an independent public surveyor satisfactory to Lender, meeting the minimum standard detail requirements for ALTA/ACSM surveys, and showing (w) the exact location and dimension of such real property and the improvements thereon, (x) the exact location of all lot and street lines, required height and setback lines, all means of access to and all easements relating to such real property, (y) the names of all streets and alleys abutting such real property and (z) the absence of any encroachments, rights of way or easements on such real property or any encroachments by the improvements thereon on adjoining real property or any other defects except liens permitted thereon, together with a surveyor’s certificate satisfactory to Lender, (V) copies of all agreements relating to the management of such Specified Real Property Interest, (VI) evidence of property damage and liability insurance covering such Specified Real Property Interest with an insurance company, in such amounts and covering such risks as are satisfactory to Lender which shall name Lender as an additional insured and the lender loss payee in case of loss, and contain other provisions as Lender may require to protect Lender’s interest in such Specified Real Property Interest and any payments to be made in connection with such insurance and (VII) a First Mortgage Intercreditor Agreement with respect to any existing mortgage on such Specified Real Property Interest, to the extent such Collateral Entity is able to obtain such Agreement using reasonable efforts, (E) in each case where the Collateral Entity is not a natural person, (I) an officer’s, manager’s, general partner’s or trustee’s certificate certifying that attached thereto are true and complete copies of such Collateral Entity’s organizational documents and resolutions or similar evidence of authorization by all the equity or other beneficial holders thereof or by the board of directors (or equivalent governing body) thereof approving the grant by such Collateral Entity of the security interest in the Specified Equity Interest, Specified Real Property Interest or Specified Debt, as the case may be, and the execution, delivery and performance by such Collateral Entity of the agreements, instruments and other documents executed by such Collateral Entity in connection therewith and (II) good standing certificates for such Collateral Entity from the Secretary of State of the state of organization of such Collateral Entity and of each other state where such Collateral Entity conducts business, except where the failure to be in good standing in such other state could not reasonably be expected to have a material adverse effect on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Collateral Entity, and (F) an opinion of counsel to such Collateral Entity (which Borrower will be deemed to have requested on behalf of such Collateral Entity) covering, among other things, the due organization, valid existence and good standing of such Collateral Entity if it is not a natural person, the due execution and delivery of all agreements, instruments and other documents executed and delivered by such Collateral Entity to Lender and the enforceability thereof, the creation, validity and perfection of all security interests granted by such Collateral Entity to Lender, the absence of any required consent of any third party that has not been obtained and that the execution, delivery and performance by such Collateral Entity of the applicable Pledge Agreement or Mortgage and the agreements, instruments and other documents delivered in connection therewith do not contravene any organizational document of such Collateral Entity, applicable law or any contract or agreement to which such Collateral Entity is a party or by which its assets are bound except where any such contravention could not reasonably be expected to have a material adverse change on the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of such Collateral Entity and (ii) the payment by Borrower or its Affiliates in full of all fees, costs and expenses (including, without limitation, all of Lender’s audit, appraisal, travel and legal expenses) incurred in connection with any or all of the foregoing.
“Ownership Interest” shall have the meaning set forth in the definition of “Qualified Lichtenstein Entity” in this Section 1.1.

“Payment Date” shall mean the last day of each month, or if such day is not a Business Day, the immediately preceding Business Day.
“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on Borrower’s ability to perform its obligations under the Loan Documents, (iii) Liens, if any, for taxes not yet delinquent imposed by any Governmental Authority, and (iv) such other Liens or other liabilities of which Lender is aware as of the date hereof or which Lender has approved or may approve in writing in Lender’s sole discretion.
“Permitted Lichtenstein Owner” shall have the meaning set forth in the definition of “Qualified Lichtenstein Entity” in this Section 1.1.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, State, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“PGRT Entities” shall mean the REIT, Prime Group Realty, L.P. and their direct and indirect subsidiaries. For the avoidance of uncertainty, it is agreed that the PGRT Entities shall not include Extended Stay of America Hotels, Prime Retail Outlets or Prime Office Chicago.
“PGRT Equity” shall mean PGRT Equity LLC, a Delaware limited liability company.
“PGRT Equity II” shall mean PGRT Equity II LLC, a Delaware limited liability company.
“PGRT Equity Loan Agreement” shall have the meaning set forth in Section 6.1(a)(xvi)(A)(I) hereof.
“PGRT Equity II Loan Agreement” shall have the meaning set forth in Section 6.1(a)(xvi)(A)(II) hereof.
“Pledge Agreement” shall mean a pledge agreement, in substantially the form of Exhibit A, by a Collateral Entity in favor of Lender, granting to Lender a security interest in any Specified Equity Interest, or a collateral assignment of any Specified Debt (and all supporting obligations relating thereto), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time. The Borrower Pledge Agreement shall constitute a Pledge Agreement.
“Prepayment Date” shall have the meaning set forth in Section 2.3.1(a) hereof.
“Prime Retail Outlets” shall mean Prime Outlets Acquisition Company LLC, a Delaware limited liability company.
“Prime Office Chicago” shall mean Prime Office Company LLC, a Delaware limited liability company.

“Prohibited Person” shall mean any Person:
(a) listed in the Annex to, or otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
(b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed to the Annex to, or is otherwise subject to the provisions of, the Executive Order;
(c) with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;
(d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
(e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
(f) who is an Affiliate of or affiliated with a Person listed above.
“Qualified Lichtenstein Entity” shall mean a Person as to which each of the following is true: (1) more than 49% of the Ownership Interest in such Person is held directly or indirectly by one or more Permitted Lichtenstein Owners, and (2) David Lichtenstein shall exercise managerial and operational control over such Person. Notwithstanding the foregoing, in the event of the death or incapacity of David Lichtenstein, a Person over which one or more of the members of the Immediate Family of David Lichtenstein shall exercise managerial and operational control shall be deemed to fulfill the requirements of clause (2) hereof. The term “Immediate Family” shall mean and include, with respect to any Person, his spouse, children (including adopted children), grandchildren (including adopted grandchildren) and the spouses of any of the foregoing. The term “Ownership Interest” in a Person shall mean such interest (whether or not denominated as an equity interest, and including, without limitation, a beneficial interest in a trust) as shall entitle the owner thereof to a share in the profits, losses and distributions of such Person. The term “Permitted Lichtenstein Owner” shall mean David Lichtenstein or members of his Immediate Family or trusts for the benefit of David Lichtenstein or members of his Immediate Family.
“REIT” shall have the meaning set forth in Section 5.2.7 hereof.
“Restricted Payment Event” shall have the meaning set forth in Section 5.2.7 hereof.
“Restricted Party” shall mean either Guarantor or any other Qualified Lichtenstein Entity.
“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, transfer or pledge of a direct or indirect legal or beneficial interest.

“Servicer” shall have the meaning set forth in Section 7.2 hereof.
“Severed Loan Documents” shall have the meaning set forth in Section 6.2(c) hereof.
“Specified Debt” shall mean any loan, liability or other Indebtedness, secured or unsecured, payable to any of Prime Retail Outlets, Prime Office Chicago or Extended Stay of America Hotels or any of their respective Affiliates.
“Specified Equity Interests” shall mean the shares of capital stock, partnership interests, limited liability company membership interests, investment trust units and all other equity interests that are legally or beneficially owned by Borrower, a Guarantor or any of their respective Affiliates, directly or indirectly, in any of the Prime Retail Outlets, Prime Office Chicago and Extended Stay of America Hotels.
“Specified Real Property Interests” shall mean the fee, leasehold or other interests owned by Prime Retail Outlets, Prime Office Chicago or Extended Stay of America Hotels or any of their respective Affiliates in any real property.
“State” shall mean a State or Commonwealth in the United States of America.
“Transfer” shall have the meaning set forth in Section 5.2.6(a) hereof.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State of New York or the State in which Borrower or the applicable Collateral is located, as the context may require.
“UCC Financing Statements” shall mean the UCC financing statements covering Collateral pledged under the Pledge Agreements, the Mortgages or any other Loan Document and filed in the applicable filing offices.
“Units” shall mean those certain Series A-2 Units and Common A-2 Units in BHAC, formerly (prior to conversion) the Series A-2 Units and Common A-2 Units in DL-DW Holdings LLC, a Delaware limited liability company.
Section 1.2 Principles of Construction.
All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

II. GENERAL TERMS
Section 2.1 Loan Commitment; Disbursement to Borrower.
2.1.1 Agreement to Lend and Borrow.
Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.
2.1.2 Single Disbursement to Borrower.
Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid or prepaid hereunder in respect of the Loan may not be reborrowed.
2.1.3 The Note, the Pledge Agreements, the Mortgages and Other Loan Documents.
The Loan shall be evidenced by the Note, secured by the Pledge Agreements, the Mortgages and certain other Loan Documents and entitled to the benefit of all the Loan Documents.
2.1.4 Use of Proceeds.
The proceeds of the Loan shall be used by Borrower (a) to fund Borrower’s acquisition of the Units from Lightstone and (b) to pay fees, costs and expenses incurred in connection with the closing of the Loan, as approved by Lender. The balance, if any, shall be added to the working capital of Borrower.
Section 2.2 Interest; Loan Payments; Late Payment Charge; Facility Fee; Exit Fee.
2.2.1 Payments
(a) Interest. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date to the Maturity Date at the Applicable Interest Rate. Not less than three Business Days prior to each Interest Period, Borrower shall elect in writing which Applicable Interest Rate shall apply to the Loan for such Interest Period. If Borrower shall fail to select, prior to the expiration of any Interest Period, which Applicable Interest Rate shall apply during the next succeeding Interest Period, Borrower shall be deemed to have selected the Eurodollar Rate for such succeeding Interest Period. If Borrower shall fail to select, prior to the expiration of any Interest Period, the duration of the next succeeding Interest Period, Borrower shall be deemed to have selected an Interest Period of one month. Monthly installments of interest shall be paid on each Payment Date commencing on July 31, 2007 and on each subsequent Payment Date thereafter up to and including the Maturity Date. The outstanding principal balance of the Loan together with all accrued and unpaid interest thereon shall be due and payable in full on the Maturity Date.

(b) All payments and other amounts due under the Note, this Agreement and the other Loan Documents shall be made without any setoff, defense or irrespective of, and without deduction for, counterclaims.
2.2.2 Interest Calculation.
Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate equal to the Applicable Interest Rate divided by 360 by (c) the outstanding principal balance.
2.2.3 Eurodollar Rate Unascertainable; Illegality; Increased Costs.
(a) (i) In the event that Lender shall have determined (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination to Borrower with a written confirmation of such determination promptly thereafter. If such notice is given, the Loan shall bear interest at the Adjusted Base Rate beginning on the first day of the next succeeding Interest Period.
(ii) If, pursuant to the terms of this Section 2.2.3, the Loan is bearing interest at the Adjusted Base Rate and Lender shall determine (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice thereof to Borrower by telephone of such determination, confirmed in writing, to Borrower as soon as reasonably practical, but in no event later than three (3) Business Days prior to the last day of the then current Interest Period. If such notice is given, and Borrower so requests, the Loan may bear interest at the Eurodollar Rate beginning on the first day of the next succeeding Interest Period.
(b) If any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender in good faith to make or maintain the Loan bearing interest at the Eurodollar Rate, the Loan shall automatically bear interest at the Adjusted Base Rate in the next succeeding Interest Period or within such earlier period as required by Applicable Law. Borrower hereby agrees promptly to pay Lender (within ten (10) days of Lender’s written demand therefor) any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan hereunder. Lender’s written notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(c) In the event that any change occurring after the date hereof in any requirement of any Applicable Law or in the interpretation or application thereof, or compliance in good faith by Lender with any request or directive (whether or not having the force of law) hereafter issued from any Governmental Authority which is generally applicable to all lenders subject to such Governmental Authority’s jurisdiction:
(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
(ii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material; or
(iii) shall, if the Loan is then bearing interest at the Eurodollar Rate, hereafter impose on Lender any other condition, the result of which is to increase the cost to Lender of making, renewing or maintaining the Loans or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender (within ten (10) days of Lender’s written demand therefor), any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable on account of the Loan which Lender deems to be material. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(c), Lender shall provide Borrower with written notice specifying in reasonable detail the event or circumstance by reason of which Lender has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive absent manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under the Note, this Agreement and the other Loan Documents.
(d) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs directly as a consequence of (i) any default by Borrower in payment of the principal of or interest on the Loan while bearing interest at the Eurodollar Rate, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Eurodollar Rate, (ii) any prepayment (whether voluntary or mandatory) of the Loan while bearing interest at the Eurodollar Rate on a day that is not the last day of the Interest Period with respect thereto, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from the Eurodollar Rate to the Adjusted Base Rate with respect to the Loan while bearing interest at the Eurodollar Rate on a date other than the last day of the Interest Period with respect thereto, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by Lender in order to maintain the Eurodollar Rate hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”). This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Payment on Maturity Date.
Borrower shall pay to Lender on the Maturity Date the outstanding principal balance, all accrued and unpaid interest thereon, and all other amounts due hereunder and under the Note and the other Loan Documents.
2.2.5 Payments after Default.
Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest and other amounts due in respect of the Loan, shall accrue at the Default Rate, calculated from the date such payment was due after giving effect to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the default until the actual receipt and collection of the Debt (or that portion thereof that is then due). To the extent permitted by Applicable Law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Pledge Agreements and the Mortgages. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default.
2.2.6 Usury Savings.
This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
2.2.7 Additional Interest and Collateral.
Commencing 150 days after June 11, 2007, the Applicable Interest Rate shall increase by 2.00% per annum at any and all times that the aggregate Collateral Value of all Specified Equity Interests, Specified Real Property Interests and Specified Debt that are subject to Pledge Agreements or Mortgages, as applicable, and that satisfy all Other Required Pledge Conditions, is less than $400,000,000. This Section 2.2.7 shall not be deemed to require Borrower or any other Collateral Entity to grant a security interest in any Specified Equity Interest, Specified Real Property Interest or Specified Debt after June 11, 2007, it being understood that, if the Collateral Value is less than $400,000,000 at any time commencing 150 days after June 11, 2007, Lender’s rights, in addition to those under Section 2.3.2 hereof, shall be limited to receiving the additional interest required hereunder. In addition, Borrower and Lender agree that, notwithstanding anything in the Loan Documents to the contrary, it is not contemplated by the parties hereto that any assets of the PGRT Entities, other than Borrower’s interest in the Initial Collateral, will be Collateral for the Loan. For the avoidance of uncertainty, it is agreed that Collateral may include equity interests in the REIT and Prime Group Realty, L.P.

2.2.8 Facility Fee.
Borrower shall pay to Lender on the Closing Date a fully-earned and non-refundable facility fee in the amount of $175,000.
2.2.9 Exit Fee.
Borrower shall pay to Lender, simultaneously with the repayment or any prepayment of the Loan, a fully earned and non-refundable exit fee in an amount equal to one percent (1%) of the amount of principal being repaid or prepaid (the “Exit Fee”).
Section 2.3 Prepayments.
2.3.1 Voluntary Prepayments.
Borrower shall have the right to prepay the Loan in whole or in part at any time (so long as any partial payment is not less than $1,000,000) upon satisfaction of the following conditions:
(a) Borrower shall provide prior written notice to Lender specifying the amount of such prepayment and the date (the “Prepayment Date”) upon which the prepayment is to be made, which notice shall be delivered to Lender not less than three days prior to such prepayment; and
(b) Borrower shall pay to Lender, simultaneously with such prepayment, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, together with, if the Loan is then bearing interest by reference to the Eurodollar Rate and the payment is not being made on the last day of the applicable Interest Period, an amount equal to (A) the interest that would have accrued at the Eurodollar Rate on the then outstanding principal balance of the Loan through the end of the Interest Period in which such prepayment occurs less (B) the amount of interest that would accrue on such amount prepaid for the remainder of such Interest Period at the Market Rate (as defined below) (the “Interest Shortfall”); (ii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (i); and (iii) all other sums then due under this Agreement, the Note or the other Loan Documents, without duplication. The term “Market Rate” means the rate of interest per annum at which deposits in United States dollars are offered by Citibank’s principal office in London, England, to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the date of such prepayment in an amount substantially equal to the amount of such prepayment and for a deposit period comparable to the remaining Interest Period, as determined by Lender in its sole discretion, which determination shall be conclusive absent manifest error.

2.3.2 Mandatory Prepayments.
(a) If the Lockbox Arrangement has not become fully effective within ninety days after June 11, 2007, Borrower shall be required to prepay the Loan in the amount of $50,000,000.
(b) Commencing 150 days after June 11, 2007, Borrower shall be required to prepay the Loan in the following amounts:
(i) $50,000,000 at any time that the Collateral Value is less than $300,000,000; and
(ii) $75,000,000 (including any amount prepaid under clause (i) hereof) at any time that the Collateral Value is less than $250,000,000.
This subsection (b) shall not be deemed to require Borrower or any other Collateral Entity to grant a security interest in any Specified Equity Interest, Specified Real Property Interest or Specified Debt after June 11, 2007, it being understood that, if the Collateral Value is less than the amount specified in subsection (b)(i) or (b)(ii) at any time commencing 150 days after June 11, 2007, Lender’s rights, in addition to those under Section 2.2.7 hereof, shall be limited to receiving the prepayment required thereunder. In addition, Borrower and Lender agree that, notwithstanding anything in the Loan Documents to the contrary, it is not contemplated by the parties hereto that any assets of the PGRT Entities, other than Borrower’s interest in the Initial Collateral, will be Collateral for the Loan. For the avoidance of uncertainty, it is agreed that Collateral may include equity interests in the REIT and Prime Group Realty, L.P.
(c) Borrower shall pay to Lender, simultaneously with any prepayment hereunder, if the Loan is then bearing interest by reference to the Eurodollar Rate, the amount of any Interest Shortfall and, without duplication thereof, all Breakage Costs.
2.3.3 Prepayments After Default.
If, following an Event of Default, Borrower tenders payment of all or any part of the Debt, or if all or any portion of the Debt is recovered by Lender after such Event of Default, such tender or recovery shall be deemed a voluntary prepayment by Borrower, and Borrower shall pay, in addition to the Debt, (i) all accrued and unpaid interest calculated at the Applicable Interest Rate on the amount of principal being prepaid through and including the Prepayment Date, (ii) the Interest Shortfall, if applicable, with respect to the amount prepaid, (iii) Breakage Costs, if any, without duplication of any sums paid pursuant to the preceding clause (ii), (iv) the portion of the Exit Fee payable on the amount of such payment, and (v) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a partial or total prepayment.

2.3.4 Making of Payments.
Each payment by Borrower hereunder or under the Note shall be made in federal funds or other funds immediately available to Lender by 12:00 p.m., New York City time, on or prior to the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrower. Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day succeeding such scheduled due date.
2.3.5 Application of Prepayments.
All prepayments received pursuant to this Section 2.3 shall be applied first, to interest on the outstanding principal balance being prepaid that accrued through and including the Prepayment Date, second, to the Interest Shortfall and Breakage Costs, if any, third, to the Exit Fee, and fourth, to the payment of principal due under the Loan and any other amounts due under this Agreement, the Note or the other Loan Documents.
2.3.6 Escrow of Certain Prepayments.
Notwithstanding anything to the contrary in this Section 2.3, so long as no Event of Default has occurred and is continuing, at Borrower’s option, Lender shall hold in escrow for the benefit of Lender all amounts intended or required to be applied as prepayments of any principal amounts of the Loan that bear interest by reference to the Eurodollar Rate and shall release such amounts from escrow and apply them to such principal amounts upon the next applicable Payment Dates in prepayment thereof, it being understood and agreed that interest shall continue to accrue on such principal amounts until such time as such prepayments are released from escrow and applied to reduce such principal amounts; provided, however, that, upon the occurrence and during the continuance of an Event of Default, such escrowed amounts may be immediately applied to any of the Obligations without regard to any such Payment Dates.
Section 2.4 Release on Payment in Full.
Lender shall, upon the written request and at the expense of Borrower, upon payment in full of all principal and interest on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, (i) release the Lien of the Pledge Agreements and the Mortgages on the Collateral, and (ii) terminate the other Loan Documents.
Section 2.5 Fees.
(a) Borrower has paid, prior to the Closing Date, a fully earned and non-refundable due diligence deposit fee in the amount of $250,000. If the amount of this fee is not sufficient to reimburse Lender in full for its legal and other out-of-pocket costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents, Borrower shall promptly pay any additional amount required to reimburse Lender in full for such costs and expenses. If the amount of the due diligence deposit fee exceeds Lender’s legal and other out-of-pocket costs and expenses incurred in connection with (i) the preparation, execution and delivery of this Agreement and the other Loan Documents and (ii) the due diligence review of all assets proposed to be pledged by the Collateral Entities after June 11, 2007 and the review, preparation, execution and delivery of all documentation relating thereto, Lender shall refund such excess to Borrower.
(b) Borrower shall pay the fee specified in Section 2.2.8 as and when payable.

III. CASH MANAGEMENT
Section 3.1 Establishment of Blocked Account.
Borrower shall establish and maintain with and at Citibank a segregated account (the “Blocked Account”) in accordance with Citibank’s standard account documents for the benefit of Lender, which Blocked Account shall be under the sole dominion and control of Lender. Borrower shall cause all payments made in respect of the Units to be made to the Blocked Account, unless and until otherwise directed by Lender, and shall deposit into the Blocked Account an amount equal to the principal or interest due and payable hereunder no later than one Business Day before such payment is due and owing to Lender. Lender and its servicer, if any, shall have the sole right at all times to make withdrawals from the Blocked Account and Borrower hereby authorizes Lender to instruct Citibank to debit the Blocked Account by the amount of the principal and interest payment due on each date on which such principal or interest is due (and Lender will make withdrawals therefrom to make payments of accrued interest and/or principal due and unpaid hereunder without duplication). If Lender or its servicer withdraws from the Blocked Account an amount sufficient to pay accrued interest on any Payment Date and there are any amounts remaining in the Blocked Account after such payment of accrued interest, Lender shall transfer such remaining amounts to any account to which Borrower directs promptly upon receipt of such direction. Borrower shall pay all costs and expenses for establishing and maintaining the Blocked Account. If, on any Payment Date (other than the Maturity Date, if it is a Payment Date), the amount then on deposit in the Blocked Account is less than the amount of the accrued interest required to be paid to Lender under this Agreement and the Note on such Payment Date, Borrower shall deposit in a deposit account of Borrower maintained with and at Citibank the amount of such deficiency. Borrower shall have ten (10) Business Days following Borrower’s receipt of such notice from Lender of such deficiency to pay such deficiency.
Section 3.2 Lockbox Arrangements.
Without limitation of the requirement of Section 2.3.2(a) hereof, Borrower shall cause the Lockbox Arrangement to become effective within 150 days after June 11, 2007.
IV. REPRESENTATIONS AND WARRANTIES
Section 4.1 Borrower Representations.
Borrower represents and warrants as of the Closing Date that:
4.1.1 Organization.
Borrower is duly organized, with requisite power and authority to own its assets, to transact the businesses in which it is now engaged and to execute, deliver and perform this Agreement and the other Loan Documents to which it is or will be a party. Borrower possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its assets and to transact the businesses in which it is now engaged.

4.1.2 Proceedings.
Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is or will be a party. This Agreement and the other Loan Documents to which it is or will be a party have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
4.1.3 No Conflicts.
The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is or will be a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument (including, without limitation, its charter or by-laws) to which Borrower is or will be a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Borrower or any of Borrower’s assets, or any license or other approval required to own and manage its assets, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents to which it is or will be a party has been obtained and is in full force and effect.
4.1.4 Litigation.
There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or threatened against or affecting Borrower or the Initial Collateral which actions, suits or proceedings, if determined against Borrower or the Initial Collateral, might materially adversely affect the condition (financial or otherwise) or business of Borrower or the Initial Collateral.

4.1.5 Agreements.
Borrower is not a party to any agreement or instrument or subject to any restriction which might materially and adversely affect Borrower or the Initial Collateral or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Initial Collateral is bound.
4.1.6 Solvency.
Borrower (a) has not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor, and (b) has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition under the Bankruptcy Code or similar state bankruptcy or insolvency law has been filed against Borrower in the last seven (7) years, and Borrower has not made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors during such period. Borrower is not contemplating either the filing of a petition by it under the Bankruptcy Code or similar state bankruptcy or insolvency law or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it.
4.1.7 Full and Accurate Disclosure.
No statement of fact made by Borrower in this Agreement or the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.
4.1.8 Compliance.
Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority.
4.1.9 Financial Information.
All financial data including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered by Borrower to Lender in respect of Borrower and the Initial Collateral (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of Borrower and the Initial Collateral, as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower or the Initial Collateral except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower from that set forth in such financial statements provided by Borrower.

4.1.10 Federal Reserve Regulations.
No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
4.1.11 Not a Foreign Person.
Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
4.1.12 Enforceability.
The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.1.13 No Prior Assignment.
There are no prior assignments or pledges of the Initial Collateral which are currently outstanding.
4.1.14 Filing and Recording Taxes.
All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by Borrower under applicable Legal Requirements currently in effect in connection with the making of the Loan have been paid. All stamp, intangible or other similar tax required to be paid under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of the Borrower Pledge Agreement, the Borrower Control Agreement or the UCC Financing Statement referred to in Section 9.1(a)(v) have been paid.
4.1.15 Illegal Activity.
No portion of the Initial Collateral has been or will be purchased with proceeds of any illegal activity.

4.1.16 No Change in Facts or Circumstances; Disclosure.
All material information submitted by Borrower to Lender and in all financial statements, reports, certificates and other documents submitted by Borrower in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or any other Loan Document are accurate, complete and correct in all material respects. To the best of Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Initial Collateral or the business operations or the financial condition of Borrower.
4.1.17 Investment Company Act.
Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or State law or regulation which purports to restrict or regulate its ability to borrow money.
4.1.18 Principal Place of Business; State of Organization.
Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
4.1.19 Business Purposes.
The Loan is solely for the business purpose of Borrower.
4.1.20 Taxes.
Borrower has filed all federal, State, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Borrower knows of no basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
4.1.21 Forfeiture.
Borrower has not committed any act or omission affording the federal government or any State or local government the right of forfeiture as against any monies paid in performance of Borrower’s obligations under the Note, this Agreement or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.

4.1.22 Taxpayer Identification Number.
Borrower’s United States taxpayer identification number is 26-0304375.
4.1.23 OFAC.
Borrower represents and warrants that neither Borrower nor any of its Affiliates is a Prohibited Person, and Borrower and its Affiliates are in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
4.1.24 Embargoed Person.
As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower (whether directly or indirectly), is prohibited by law or the Loan made by Lender is in violation of law (“Embargoed Person”); (b) to the knowledge of Borrower, after due inquiry, no Embargoed Person has any interest of any nature whatsoever in Borrower, with the result that the investment in BHAC (whether directly or indirectly) is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly) is prohibited by law or the Loan is in violation of law.
4.1.25 Initial Collateral.
The Borrower Pledge Agreement, upon delivery by Borrower to Lender of the certificates evidencing the Units and executed transfer powers in respect thereof, and the Borrower Control Agreement, upon its execution and delivery by the parties thereto, will create a valid, perfected first priority security interest in and to the Initial Collateral, all in accordance with the Borrower Pledge Agreement or the Borrower Control Agreement, as the case may be, for which a Lien can be perfected pursuant to and in accordance with the UCC.
4.1.26 Collateral Entities.
Schedule 4.1.26 sets forth all of the Affiliates of Borrower and Guarantors that own directly or indirectly any Specified Equity Interests or Specified Debt.
Section 4.2 Survival of Representations.
Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower or any other Loan Party. All representations, warranties, covenants and agreements made in this Agreement and the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

V. BORROWER COVENANTS
Section 5.1 Affirmative Covenants.
From the date hereof and until payment and performance in full of all obligations of Borrower and the other Loan Parties under the Loan Documents and the release of Lender’s Lien encumbering the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
5.1.1 Existence; Compliance with Legal Requirements.
(a) Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements applicable to it and the Collateral. There shall never be committed by Borrower any act or omission affording the federal government or any State or local government the right of forfeiture against any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
(b) After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with Applicable Law; (iii) neither the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security or part thereof as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established.
5.1.2 Litigation.
Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower which might materially adversely affect Borrower’s condition (financial or otherwise) or business or the Collateral.

5.1.3 Notice of Default.
Borrower shall promptly advise Lender of any material adverse change in Borrower’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.
5.1.4 Cooperate in Legal Proceedings.
Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
5.1.5 Further Assurances.
Borrower shall, at Borrower’s sole cost and expense:
(a) furnish to Lender each and every document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or reasonably requested by Lender in connection therewith;
(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral as Lender may reasonably require, including, without limitation, the authorization by Borrower of the UCC Financing Statement and any other financing statements; and
(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
5.1.6 Intangible Taxes.
Borrower shall pay all State, county and municipal recording, and intangible, and all other taxes imposed upon the execution and recordation of the UCC Financing Statement and/or upon the execution and delivery of the Note.
5.1.7 Financial and Other Reporting.
(a) Borrower will keep and maintain on a Fiscal Year basis, in accordance with GAAP or on a federal income tax basis (or such other accounting basis reasonably acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the Collateral owned by Borrower. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence of an Event of Default, Borrower shall pay any costs and expenses incurred by Lender to examine Borrower’s accounting records with respect to the Collateral owned by Borrower as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest. Borrower shall permit Lender and its authorized agents to inspect from time to time any part of the Collateral owned by Borrower.

(b) Borrower will furnish to Lender annually, within 120 days following the end of each Fiscal Year, a complete copy of Borrower’s unaudited consolidated and consolidating annual financial statements for such Fiscal Year including statements of profit and loss and balance sheets for Borrower and its subsidiaries, if any, in each case prepared in accordance with GAAP or on a federal income tax basis on a consolidated and consolidating basis and certified by the chief financial officer of Borrower. Borrower will also furnish to Lender, within forty-five (45) days after the end of each Fiscal Year, a statement of its operating results.
(c) Borrower will furnish to Lender a copy of each annual Federal income tax return of Borrower within thirty (30) days after the filing thereof.
(d) Borrower will furnish to Lender, within ten (10) Business Days after request, a statement of the administrative expenses incurred by Borrower in any month and any such further detailed information with respect the financial affairs of Borrower as may be reasonably requested by Lender.
(e) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files).
(f) Borrower agrees that Lender may forward to each purchaser, transferee, assignee, servicer, participant or investor in all or any portion of the Loan (collectively, an “Investor”) and each prospective Investor, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, Guarantors and the other Loan Parties, whether furnished by Borrower or either Guarantor or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under Applicable Law to prohibit such disclosure, including, but not limited, to any right of privacy.
5.1.8 Costs of Enforcement.
In the event (a) that Lender exercises any of its rights or remedies under any of the Pledge Agreements, the Mortgages or the other Loan Documents as and when permitted thereby, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or an assignment by Borrower for the benefit of its creditors, or (c) Lender incurs any costs or expenses in connection with any refinancing or restructuring of the Loan in the nature of a workout, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all costs of collection and defense, including reasonable attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.9 Estoppel Statement.
(a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Applicable Interest Rate on the Note as of the date of such statement, (iv) the date interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, and (vi) that the Note, this Agreement, the Borrower Pledge Agreement, the other Pledge Agreements, the Mortgages and the other Loan Documents to which Borrower is a party are valid, legal and binding obligations of Borrower and have not been modified or if modified, giving particulars of such modification.
(b) After written request by Borrower, Lender shall furnish to Borrower a statement setting forth (i) the amount of the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) that there are no currently outstanding notices of Default sent to Borrower (or listing such notices, if applicable), and (iv) the date the last interest and, if applicable, principal has been paid.
5.1.10 Loan Proceeds.
Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.
5.1.11 Additional Collateral.
Borrower shall, within thirty (30) days after the Closing Date, deliver to Lender an amendment, in form and substance satisfactory to Lender, to each of the Pledge Agreement and the Third Party Security Agreements (each as defined in the Lichtenstein Credit Agreement) providing that the Collateral (as defined in the Lichtenstein Credit Agreement) thereunder secures the Obligations under this Agreement and the other Loan Documents, duly executed by David Lichtenstein and Shifra Lichtenstein.
5.1.12 Performance by Borrower.
Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.
5.1.13 OFAC.
At all times throughout the term of the Loan, Borrower shall be in full compliance with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Section 5.2 Negative Covenants.
From the date hereof until payment and performance in full of all obligations of Borrower and the other Loan Parties under the Loan Documents or the earlier release of Lender’s Lien on the Collateral (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
5.2.1 Liens.
Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Collateral or any other assets other than Permitted Encumbrances described in parts (i), (iii) or (iv) of the definition thereof.
5.2.2 Dissolution.
Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity or (b) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the properties or assets of Borrower except to the extent expressly permitted by the Loan Documents.
5.2.3 Indebtedness.
Borrower will not incur, create or suffer to exist any Indebtedness, other than the Indebtedness created hereunder and unsecured trade debt incurred in the ordinary course of business.
5.2.4 Name, Identity, Structure, or Principal Place of Business.
Borrower shall not change its name, identity (including its trade name or names), place or form of organization or chief executive office, without, in each case, first giving Lender thirty (30) days prior written notice.
5.2.5 Affiliate Transactions.
Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or either Guarantor or any of the shareholders of Borrower except in the ordinary course of business and on terms which are no less favorable to Borrower than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
5.2.6 Transfers.
(a) Borrower shall not permit or suffer a Sale or Pledge by Borrower of an interest in the Collateral or any other assets (collectively, a “Transfer”), other than Permitted Encumbrances, without the prior written consent of Lender.
(b) Notwithstanding the provisions of Section 5.2.6(a) hereof, a transfer to a Restricted Party or by devise or descent or by operation of law upon the death of a grantor, trustee, beneficiary, member, partner or shareholder to a Restricted Party shall not be deemed to be a Transfer, so long as such Transfer does not apply to Collateral and does not impair or limit the Liens in favor of Lender pursuant to any Pledge Agreement, Mortgage or other Loan Document.

(c) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Transfer in violation of this Section 5.2.6. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 5.2.6, no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Prohibited Person.
5.2.7 Distributions.
Borrower will not directly or indirectly, pay any dividends or distributions on, purchase, redeem or retire any shares of any class of its capital stock or other equity interests or any warrants, options or rights to purchase any such capital stock or other equity interests, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property, without Lender’s prior written consent; provided, however, that so long as there is no then-existing Default or Event of Default, Borrower shall be permitted to declare and pay dividends and distributions on its capital stock from time to time, provided that in the case of a Default, such dividends and distributions shall not constitute a violation of the terms of this Section 5.2.7 so long as such Default does not become an Event of Default. Notwithstanding the foregoing, even if a Default or Event of Default exists, so long as no “Restricted Payment Event” exists Borrower shall be permitted to declare and pay dividends and distributions on its capital stock from time to time in an amount necessary for Prime Group Realty Trust (the “REIT”) to maintain its status as a real estate investment trust under the Code and to avoid the imposition of any corporate level tax on the REIT on the net income attributable to the Units (the amount of such permitted distribution being determined by the total net income of the REIT attributable to the Units). As used herein, “Restricted Payment Event” shall mean any of the following: (i) the non-payment of any principal payment due hereunder or under the Note when due (whether by acceleration or otherwise), (ii) non-payment of any principal payment required pursuant to Section 2.3.2 hereof, (iii) nonpayment of interest upon the Note or of any fee or other payment Obligations under any of the Loan Documents when due, (iv) the breach of any of the terms or provisions of Sections 5.2.1 or 5.2.6, (v) an Event of Default under clauses (iv) or (v) of Section 6.1(a) hereof, or (vi) a default under paragraph IV(c) or (d) of either Guaranty. If any Restricted Payment Event occurs that is not an immediate Event of Default because a grace or notice period has not expired, and such Restricted Payment Event is cured prior to the time the Restricted Payment Event would constitute an Event of Default, then for purposes of this Section 5.2.7, such Restricted Payment Event shall be deemed not to have occurred.
VI. DEFAULTS
Section 6.1 Event of Default.
(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if any portion of the Debt is not paid on or before the date the same is due and payable and remains unpaid for ten (10) Business Days following written notice thereof by Lender to Borrower, except that all the Debt shall be paid in full on the Maturity Date;
(ii) if Borrower or any other Loan Party transfers or encumbers any portion of the Collateral in violation of any Pledge Agreement, Mortgage or other Loan Document;
(iii) if any representation or warranty made by Borrower, either Guarantor or any other Loan Party herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;
(iv) if Borrower, either Guarantor or any other Loan Party, shall make an assignment for the benefit of creditors;
(v) if a receiver, liquidator or trustee shall be appointed for Borrower, either Guarantor or any other Loan Party, or if Borrower, either Guarantor or any other Loan Party shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, Borrower, either Guarantor or any other Loan Party, or if any proceeding for the dissolution or liquidation of Borrower, either Guarantor or any other Loan Party shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, either Guarantor or such other Loan Party, upon the same not being discharged, stayed or dismissed within ninety (90) days, provided that any reference in Section 4.1.6 or 5.1.8 hereof or this clause (v) to the commencement of a bankruptcy case by or against Borrower, either Guarantor or any other Loan Party shall not be deemed to constitute an admission by Lender as to the eligibility of Borrower, either Guarantor or any other Loan Party for relief as a debtor under the Bankruptcy Code;
(vi) if Borrower or any other Loan Party attempts to assign such Loan Party’s rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
(vii) if Borrower breaches any of its covenants contained in (A) Sections 5.1.10 or 5.1.13, or (B) any other provision of this Agreement and such breach under this clause (B) is not cured within fifteen (15) days of notice thereof by Lender to Borrower;
(viii) if any federal tax Lien or State or local income tax Lien is filed against Borrower, either Guarantor or any other Loan Party or any of the Collateral and same is not discharged of record within forty-five (45) days after same is filed;

(ix) David Lichtenstein shall die, be declared incompetent or be incapacitated;
(x) if any default occurs under either Guaranty and, other than in the case of a breach under paragraph IV(c), (d) or (e) thereof or under the second sentence of paragraph IV thereof (which shall not be subject to cure), such default is not cured within fifteen (15) days of notice thereof by Lender to Borrower and Guarantors, or either Guarantor shall dispute or contest his or its liability under the applicable Guaranty;
(xi) with respect to any term, covenant or provision set forth herein or in any of the other Loan Documents, which specifically contains a notice requirement or grace period, if Borrower or any other Loan Party shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
(xii) if Borrower or any other Loan Party shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not specified in subsections (i) through (xi) above, for ten (10) days after notice to Borrower or such other Loan Party from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower or such other Loan Party shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default;
(xiii) David Lichtenstein shall cease to control day-to-day operations and management of Lightstone, Borrower and each of the other Loan Parties, or Borrower and Permitted Lichtenstein Owners shall cease collectively to own a majority of the equity interests of Lightstone, Borrower or any of the other Loan Parties;
(xiv) if any default occurs under the Borrower Control Agreement, any Pledge Agreement or any Mortgage, whether as to Borrower, another Loan Party or the Collateral, and, other than in the case of a breach under Section 4(c) of any Pledge Agreement (which shall not be subject to cure), such default is not cured within fifteen (15) days of notice thereof by Lender to Borrower, or the Borrower Control Agreement, any of the Pledge Agreements or any of the Mortgages shall cease to be in full force and effect, or any of the Loan Parties shall so assert or dispute or contest any Loan Document to which such Loan Party is a party, or the Borrower Control Agreement, any of the Pledge Agreements or any of the Mortgages shall cease to create in favor of Lender a valid, perfected, first priority Lien on the Collateral purported to be covered thereby;

(xv) Borrower, either Guarantor, any other Loan Party or any of their Affiliates shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Indebtedness of Borrower, either Guarantor, such other Loan Party or any of their Affiliates to Lender or any of Lender’s Affiliates when due (whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise, but subject to applicable grace periods), or any event or condition occurs that results in any Indebtedness of Borrower, either Guarantor, any other Loan Party or any of their Affiliates to Lender or any of Lender’s Affiliates becoming due prior to its scheduled maturity or that enables or permits Lender or such Affiliate of Lender to declare any Indebtedness of Borrower, either Guarantor, such other Loan Party or any of their Affiliates to Lender or any of Lender’s Affiliates to be due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;
(xvi) (A) an Event of Default under and as defined in (I) the Amended and Restated Loan Agreement dated as of September 27, 2006 between PGRT Equity and Lender, as amended, restated, replaced, supplemented or otherwise modified from time to time (the “PGRT Equity Loan Agreement”), shall occur and be continuing, (II) the Loan Agreement dated as of September 27, 2006 between PGRT Equity II and Lender, as amended, restated, replaced, supplemented or otherwise modified from time to time (the “PGRT Equity II Loan Agreement”), shall occur and be continuing, or (III) the Revolving Line of Credit Agreement dated as of August 10, 2001 among Borrower, Shifra Lichtenstein and Lender, as amended, restated, replaced, supplemented or otherwise modified from time to time (the “Lichtenstein Credit Agreement”), shall occur and be continuing or (B) a default or event of default under any agreement, instrument or other document evidencing any other Indebtedness of any Affiliate of either Guarantor in favor of Lender or Citibank or any of their respective Affiliates shall occur and be continuing;
(xvii) the occurrence of any event or condition that, in Lender’s reasonable judgment, could reasonably be expected to have a material adverse effect on (A) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrower, either Guarantor or any other Loan Party, (B) (1) Borrower’s, either Guarantor’s or any other Loan Party’s ability to perform its or his obligations under the Loan Documents to which it or he is a party or (2) the ability of Lender to enforce the Debt or realize upon the Collateral, or (C) the value of the Collateral or the amount that Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral; or
(xviii) any judgment or order for the payment of money which, when taken together with all other judgments and orders rendered against the Loan Parties taken together, exceeds $250,000 in the aggregate shall be rendered against the Loan Parties and shall not be stayed (pending appeal or otherwise), vacated, bonded or discharged within thirty days.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (iv) or (v) above) and at any time thereafter while such Event of Default is continuing, in addition to any other rights or remedies available to Lender pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower or the other Loan Parties and the Collateral, including, without limitation, declaring the Debt and all other Obligations to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower or the other Loan Parties and may exercise all the rights and remedies of a secured party under the Uniform Commercial Code against Borrower and the Collateral, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (iv) or (v) above, the Debt and all other Obligations of Borrower and the other Loan Parties hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 6.2 Remedies.
(a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower or the other Loan Parties under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or the other Loan Parties or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) to the extent permitted by Applicable Laws, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Collateral has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.
(b) With respect to Borrower and the Collateral, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Collateral for the satisfaction of any of the Debt in preference or priority to any other collateral, and Lender may seek satisfaction out of the Collateral or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose upon the Collateral in any manner and for any amounts secured by the Borrower Control Agreement, any Pledge Agreement or any Mortgage

then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Borrower Control Agreement, the Pledge Agreements or the Mortgages as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Borrower Control Agreement, the Pledge Agreements and the Mortgages to secure payment of sums secured by the Borrower Control Agreement, the Pledge Agreements and the Mortgages and not previously recovered.
(c) Lender shall have the right, from time to time (at Lender’s cost and expense or, if an Event of Default has occurred and is continuing, at Borrower’s sole cost and expense), to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender and Borrower. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date and the Severed Loan Documents shall not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents.
(d) Any amounts recovered from the Collateral after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
(e) Notwithstanding anything herein or in any other Loan Document to the contrary, Borrower shall be fully liable for repayment of all the Obligations, provided that Lender agrees not to enforce any judgment it may obtain against Borrower with respect to the Obligations against any of Borrower’s assets other than the Initial Collateral. Lender further agrees that it shall not have or seek recourse to the PGRT Entities (other than to realize on pledges of the equity interests in the REIT and Prime Group Realty, L.P.) or their respective assets, other than to Borrower to the extent described in the previous sentence as to the Initial Collateral, for the payment of the Obligations. Lender’s recourse against Guarantors under the Guaranties, and Lender’s rights and remedies against all other Collateral Entities and all other Collateral, shall in no way be limited or otherwise be affected hereby.

Section 6.3 Remedies Cumulative; Waivers.
Subject to Section 6.2(e) above, the rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or the other Loan Parties pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one or more Defaults or Events of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 6.4 Rights to Cure Defaults.
Upon the occurrence and during the continuance of any Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or any other Loan Party from any obligation under any other Loan Document, make any payment or do any act required of Borrower hereunder in such manner and to such extent as Lender may deem reasonably necessary to protect the security hereof. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after notice from Lender that such cost or expense was incurred to the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.
Section 6.5 Power of Attorney.
For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted in this Article VI, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and do and perform any acts as are referred to in this Article VI in the name and on behalf of Borrower, provided, however, that Lender shall not make or execute any such instruments or do or perform any such acts until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. This power of attorney is a power coupled with an interest and cannot be revoked.
VII. SPECIAL PROVISIONS
Section 7.1 Sale of Notes.
Lender may, at any time, sell, transfer pledge or assign the Note, this Agreement, the Pledge Agreements, the Mortgages and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein.

Section 7.2 Servicer.
At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement between Lender and Servicer.
Section 7.3 Reinstatement.
This Agreement and each other Loan Document shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Debt or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Borrower, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Debt shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
VIII. MISCELLANEOUS
Section 8.1 Survival.
This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
Section 8.2 Lender’s Discretion.
Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.
Section 8.3 Governing Law.
(a) THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT ENTERED INTO PURSUANT TO THE LAWS OF THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED, CONSTRUED, APPLIED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS).

(b) WITH RESPECT TO ANY CLAIM OR ACTION ARISING HEREUNDER OR UNDER THIS AGREEMENT, THE NOTE, OR THE OTHER LOAN DOCUMENTS, BORROWER (A) IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK, NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, AND (B) IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING ON VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS BROUGHT IN ANY SUCH COURT, IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS INSTRUMENT WILL BE DEEMED TO PRECLUDE LENDER FROM BRINGING AN ACTION OR PROCEEDING WITH RESPECT HERETO IN ANY OTHER JURISDICTION.
Section 8.4 Modification, Waiver in Writing.
No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 8.5 Delay Not a Waiver.
Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 8.6 Notices.
All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person on a Business Day (and otherwise on the next occurring Business Day) or by facsimile transmission with receipt acknowledged by the recipient thereof and confirmed by telephone by sender sent on a Business Day (and otherwise on the next occurring Business Day), (ii) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	PGRT ESH, Inc.
77 West Wacker Drive, Suite 3900
Chicago, Illinois 60601
Attention: Jeffrey A. Patterson
Facsimile No.: (312) 917-1597

With a copy to:	PGRT ESH, Inc.
77 West Wacker Drive, Suite 3900
Chicago, Illinois 60601
Attention: James Hoffman
Facsimile No.: (312) 917-3937

and

The Lightstone Group
326 Third Street
Lakewood, New Jersey 08701
Attention: Mr. Joseph E. Teichman
Facsimile No.: (732) 612-1444

If to Lender:	Citicorp USA, Inc.
101 John F. Kennedy Parkway
Fourth Floor
Short Hills, New Jersey 07078
Attention: Ms. Diana Yusun
Facsimile No.: (973) 921-2435

With a copy to:	Luskin, Stern & Eisler LLP
330 Madison Avenue
New York, New York 10017
Attention: Nathan M. Eisler, Esq.
Facsimile No.: (212) 293-2705
or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Section 8.7 Trial by Jury.
BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.
Section 8.8 Headings.
The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 8.9 Severability.
Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 8.10 Preferences.
Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, State or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
Section 8.11 Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 8.12 Remedies of Borrower.
In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.
Section 8.13 Expenses; Indemnity.
(a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender within five (5) days of receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Lender as to any legal matters arising under this Agreement and the other Loan Documents); (ii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) if requested by or on behalf of Borrower, the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Lender; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing (including, without limitation, the UCC Financing Statement) and recording fees and expenses, and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Collateral, or any other security given for the Loan; (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Collateral or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (ix) conducting appraisals of the Specified Real Property Interests and/or the Collateral, provided, however, that Borrower shall not be obligated to pay or reimburse the cost of such appraisals unless there shall then exist an Event of Default or a Default or if required under Applicable Law; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender or any other Indemnified Party. Any cost and expenses due and payable to Lender may be paid from any amounts in the Blocked Account.

(b) Borrower shall indemnify, defend and hold harmless each Indemnified Party from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender or any other Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under Applicable Law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
Section 8.14 Offsets, Counterclaims and Defenses.
Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 8.15 No Joint Venture or Partnership; No Third Party Beneficiaries.
(a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender.
(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 8.16 Publicity.
All news releases, publicity or advertising by Borrower, either Guarantor or their respective Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents to Lender or any of its Affiliates shall be subject to the prior written approval of Lender. Notwithstanding the foregoing, disclosure required by any federal or State securities laws, rules or regulations, as determined by Borrower’s counsel, shall not be subject to the prior written approval of Lender.
Section 8.17 Waiver of Marshalling of Assets.
To the fullest extent permitted by Applicable Law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s equity holders and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of all or part of the Collateral, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Collateral for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Collateral in preference to every other claimant whatsoever.
Section 8.18 Waiver of Counterclaim.
Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.
Section 8.19 Conflict; Construction of Documents; Reliance.
In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Lender or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 8.20 Brokers and Financial Advisors.
Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 8.20 shall survive the expiration and termination of this Agreement and the payment of the Debt.
Section 8.21 Prior Agreements.
This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and/or its Affiliates and Lender are superseded by the terms of this Agreement and the other Loan Documents.
Section 8.22 Counterparts: Telecopied Signatures
This Agreement and any waiver or amendment hereto may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but both of which shall together constitute one and the same instrument. This Agreement and each of the other Loan Documents may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same was a fully executed and delivered original manual counterpart.
IX. CONDITIONS OF LENDING
Section 9.1 Conditions to Loan
The obligation of Lender to make the Loan is subject to the satisfaction of the following conditions prior to or concurrent with the Loan:
(a) Lender shall have received the following, each dated the date of the initial Loan or as of an earlier date acceptable to the Lender, in form and substance satisfactory to the Lender and its counsel:
(i) the Note, duly executed by Borrower;
(ii) a control agreement covering the Collateral Proceeds under the Borrower Pledge Agreement and the Blocked Account, in form and substance satisfactory to Lender, duly executed by Borrower, Lender and Citibank (as such control agreement may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Borrower Control Agreement”);

(iii) the Borrower Pledge Agreement, duly executed by Borrower, together with (A) the original certificates representing the Units pledged thereunder and undated transfer powers therefor, executed in blank, and (B) an Acknowledgment and Agreement of the Chief Executive Officer of BHAC confirming, among other things, that Lender’s security interest in such Units has been registered in the books and records of BHAC, that such security interest does not violate any of BHAC’s organizational documents and that BHAC will follow Lender’s instructions with respect to any distributions payable on account of, or any other proceeds of, such Units;
(iv) the Guaranties, duly executed by Guarantors;
(v) an acknowledgment copy of the UCC Financing Statement in respect of the Borrower Pledge Agreement and the Borrower Control Agreement (naming Lender as secured party and Borrower as debtor), duly filed in all jurisdictions that Lender deems necessary or desirable to perfect and protect the Lien created under the Borrower Pledge Agreement and the Borrower Control Agreement;
(vi) completed requests for information, dated on or before the date of the Loan, listing all effective financing statements filed in the jurisdictions referred to in clause (v) above and in all other jurisdictions that Lender deems necessary or desirable to confirm the priority of the Lien created under the Borrower Pledge Agreement and the Borrower Control Agreement, that name Borrower as debtor, together with copies of such financing statements;
(vii) (A) financial statements of Guarantors for the year ended December 31, 2006 and for the period through May 25, 2007, certified by Guarantors, and (B) pro forma financial statements for Borrower in form and substance satisfactory to Lender;
(viii) an opinion of counsel for each Loan Party covering such matters incident to the transactions contemplated by this Agreement as Lender may reasonably require, which such counsel is hereby requested by Borrower on behalf of all the Loan Parties to provide;
(ix) copies of the certificate of incorporation and by-laws of Borrower and a copy of the resolutions of the Board of Directors (or similar evidence of authorization) of Borrower authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which Borrower is or is to be a party, and the transactions contemplated hereby and thereby, attached to which is a certificate of the Secretary or an Assistant Secretary of Borrower certifying (A) that such certificate of incorporation and by-laws of Borrower and resolutions (or similar evidence of authorization) relating to Borrower are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect and (B) the incumbency, names and true signatures of the officers of Borrower authorized to sign the Loan Documents to which it is a party;

(x) a certified copy of a certificate of the Secretary of State of the state of incorporation of Borrower, dated within two days of the Closing Date, listing the certificate of incorporation of Borrower and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of incorporation on file in that office, (B) Borrower has paid all franchise taxes to the date of such certificate, and (C) Borrower is in good standing in that jurisdiction;
(xi) a good standing certificate from the Secretary of State of each state in which Borrower is qualified as a foreign corporation, each dated within ten days of the Closing Date;
(xii) copies of the certificate of formation and the operating agreement of Lightstone, attached to which is a certificate of the managing member of Lightstone certifying that such certificate of formation and operating agreement of Lightstone are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect;
(xiii) a certified copy of a certificate of the Secretary of State of the state of formation of Lightstone, dated within two days of the Closing Date, listing the certificate of formation of Lightstone and each amendment thereto on file in such official’s office and certifying that (A) such amendments are the only amendments to such certificate of formation on file in that office, (B) Lightstone has paid all franchise taxes to the date of such certificate, and (C) Lightstone is in good standing in that jurisdiction;
(xiv) a good standing certificate from the Secretary of State of each state in which Lightstone is qualified as a foreign limited liability company, each dated within ten days of the Closing Date;
(xv) copies of the certificate of formation and the limited liability company agreement of BHAC, attached to which is a certificate of the Secretary of BHAC certifying that such certificate of formation and limited liability company agreement are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect;
(xvi) copies of the certificate of formation and the limited liability company agreement of DL-DW Holdings LLC, a Delaware limited liability company (“DL-DW”), attached to which is a certificate of the Secretary of DL-DW certifying that such certificate of formation and limited liability company agreement are true, complete and accurate copies thereof, have not been amended or modified since the date of such certificate and are in full force and effect, together with the original certificate(s) evidencing and representing the Series A-2 Units and Common A-2 Units in DL-DW and undated transfer powers as to such Units executed in blank by Lightstone and otherwise in form and substance satisfactory to Lender; and

(xvii) such other agreements, instruments and evidence as the Lender deems necessary in its sole and absolute discretion in connection with the transactions contemplated hereby.
(b) There shall be no pending or, to the knowledge of Borrower after due inquiry, threatened litigation, proceeding, inquiry or other action (i) seeking an injunction or other restraining order, damages or other relief with respect to the transactions contemplated by this Agreement or the other Loan Documents, or (ii) which affects or could affect the business, prospects, operations, assets, liabilities or condition (financial or otherwise) of any Loan Party, except, in the case of clause (ii), where such litigation, proceeding, inquiry or other action could not reasonably be expected to have a Material Adverse Effect.
(c) Borrower shall have paid, or delivered evidence satisfactory to Lender in its sole discretion that Borrower shall immediately pay, (i) all reasonable fees and expenses of Lender in connection with the negotiation, preparation, execution and delivery of the Loan Documents (including, without limitation, all of Lender’s examination, audit, appraisal and travel expenses and the fees and expenses of counsel to Lender), and (ii) the fees referred to in this Agreement that are required to be paid on or before the Closing Date.
(d) Except for (i) the filing of the financing statement under the UCC specified in Section 9.1(a)(v) hereof, and (ii) consents or authorizations which have been obtained under Section 4.1.3 hereof, no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement, the Note or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby or the continuing operations of Borrower following the consummation of such transactions.
(e) No change, occurrence, event or development or event involving a prospective change that could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.
(f) Lender and its counsel shall have performed (i) a review satisfactory to Lender of all of the material contracts and other assets of each Loan Party, the financial condition of each Loan Party, including all of such Loan Party’s tax, litigation, environmental and other potential contingent liabilities and the capital structure of each Loan Party, (II) a pre-closing audit and collateral review, and (III) reviews and investigations of such other matters as Lender and its counsel deem appropriate, in each case with results satisfactory to Lender.

(g) The Loan Parties shall be in compliance with all Legal Requirements and material contracts, other than such noncompliance that could not reasonably be expected to have a Material Adverse Effect.
(h) The Liens in favor of Lender under the Borrower Pledge Agreement and the Borrower Control Agreement shall have been duly perfected and shall constitute a first priority Lien, and the Collateral subject thereto shall be free and clear of all Liens other than Liens in favor of Lender and Permitted Encumbrances.
(i) Lender shall have received (A) evidence satisfactory to it in its sole discretion that Guarantors hold and maintain on a combined basis (without duplication) at least $75,000,000 of Unencumbered Liquid Assets (as defined in the Guaranties) after giving effect to the transactions contemplated by the Loan Documents, including the Loan to be made hereunder, and (B) confirmation of the distributions made to Guarantors in 2006 and 2007 year-to-date and cash flows (actual and estimated), including in respect of real estate holdings by Guarantors.
Section 9.2 Additional Conditions Precedent to Loan
The obligation of Lender to make the Loan is also subject to the satisfaction of the following conditions precedent:
(a) all representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the Loan as if then made, other than representations and warranties that expressly relate solely to an earlier date, in which case they shall have been true and correct as of such earlier date;
(b) no Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Loan as of the date of such request; and
(c) no Material Adverse Effect shall have occurred.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by their duly authorized officer, as of the day and year first above written.

BORROWER: PGRT ESH, INC.
By:	/s/ David Lichtenstein
David Lichtenstein
Title:

LENDER: CITICORP USA, INC.
By:	/s/ William Bendernagel
William Bendernagel
Vice President